UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 19, 2011

Commission File Number:  000-54014

VistaGen Therapeutics, Inc.
(Exact name of small business issuer as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)
205093315
(IRS Employer Identification No.)

384 Oyster Point Blvd, No. 8, South San Francisco, California 94080
(Address of principal executive offices)

650-244-9997
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 19, 2011, Jerrold D. Dotson CPA was appointed as the Company's Acting Chief Financial Officer (Principal Financial and Accounting Officer).

Mr. Dotson (age 58) will devote a minimum of three (3) business days per week exclusively to matters involving the business interests of the Company and will be paid $9,500 per month for his services as the Company's Acting Chief Financial Officer. Mr. Dotson will also receive options to purchase 50,000 shares of the Company's common stock. The exercise price of the options will be $2.55 per share. Options to purchase 3,125 shares will vest on December 19, 2011 and the remaining options will vest in equal monthly installments over the next 45 months, such that 100% of the options will be fully-vested on September 19, 2015. The definitive terms and conditions associated with the options will be subject to the Company's 2008 Stock Incentive Plan.

Prior to his association with the Company, Mr. Dotson was the Corporate Controller for Discovery Foods (from January 2009 to September 2011) and held various positions in the finance and administration department of Calypte Biomedical Corporation from January 2000 through September 2008, including his last position as Vice President of Finance and Administration and Corporate Secretary (from February 2007 to September 2008).

As of the date of this report Mr. Dotson did not own any shares of the Company's common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VistaGen Therapeutics, Inc.

Date:   September 20, 2011
By:	/s/ Shawn Singh, JD

Name: Shawn Singh, JD
Title: Chief Executive Officer